United States

Securities and Exchange Commission

Washington D.C. 20549

SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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Brinker Capital Destinations Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS INTERNATIONAL EQUITY FUND

December 13, 2021

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations International Equity Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Brinker Capital Investments, LLC (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for investing in the Fund.

Sincerely,

/s/ Jason B. Moore
Jason B. Moore
President
Brinker Capital Destinations Trust

DESTINATIONS INTERNATIONAL EQUITY FUND

Appointment of a New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on September 15, 2021 (the “Meeting”), Brinker Capital Investments, LLC (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (“Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Barrow, Hanley, Mewhinney & Strauss LLC (“Barrow Hanley”) as a sub-adviser to the Destinations International Equity Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, Barrow Hanley makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended Barrow Hanley as a sub-adviser because it believes that Barrow Hanley is suited to help the Fund meet its overall investment objective. Barrow Hanley has a non-U.S. value-focused investment philosophy and aims to construct portfolios with an asymmetric risk-return profile to deliver competitive results.

In considering Barrow Hanley, the Board received written and oral information from the Adviser and Barrow Hanley. The Board also met with representatives of the Adviser and Barrow Hanley and considered information provided by Barrow Hanley and the Adviser about Barrow Hanley’s portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving Barrow Hanley as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and Barrow Hanley regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of each of the Fund and Barrow Hanley’s non-U.S. value equity investment strategy; (iii) the history, reputation, qualifications and background of Barrow Hanley and its investment personnel and Barrow Hanley’s financial condition; (iv) the performance record of Barrow Hanley; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to Barrow Hanley, including any benefits to be received by Barrow Hanley in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve Barrow Hanley as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and Barrow Hanley, that the nature, extent and quality of the investment advisory services expected to be provided by Barrow Hanley were adequate and appropriate in the context of (i) the experience and the qualifications of Barrow Hanley and its investment personnel; (ii) Barrow Hanley’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, including Barrow Hanley’s risk-based investment process that begins with idea generation, moves through fundamental analysis and peer review, and concludes with portfolio construction; (iii) how Barrow Hanley would complement the Fund’s existing sub-advisers; (iv) the adequacy and scope of Barrow Hanley’s compliance program; and (v) the Adviser’s recommendation to engage Barrow Hanley.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by Barrow Hanley in managing its portion of the Fund’s assets. In particular, the Board reviewed the performance of Barrow Hanley’s non-U.S. value equity investment strategy since its inception in August 2006 through June 30, 2021, including against benchmark indexes and as attributable to certain market capitalization ranges of underlying investments. The Board also reviewed the performance of the investment strategy on an annualized basis over various time periods and market conditions and considered how certain sector exposures had contributed to recent performance. The Board took into account the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the sub-advisory fee that, under terms of the proposed sub-advisory agreement, would be payable by the Adviser to Barrow Hanley, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to Barrow Hanley by the Adviser with respect to the Fund assets to be allocated to Barrow Hanley was reasonable and appropriate. The Board recognized that, because Barrow Hanley’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of Barrow Hanley as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Barrow Hanley, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because Barrow Hanley’s fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to Barrow Hanley was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to Barrow Hanley were not considered relevant at that time to the Board’s decision to approve the sub-advisory agreement with Barrow Hanley. The Board also concluded that any other benefits that could be expected to accrue to Barrow Hanley by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with Barrow Hanley, having determined that the agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with Barrow Hanley, and Barrow Hanley began managing the assets of the Fund allocated to it by the Adviser on September 28, 2021. The Adviser determined that the initial target percentage of the Fund’s assets allocated to Barrow Hanley would be approximately 16%.

The New Sub-Advisory Agreement

The terms of the new sub-advisory agreement with Barrow Hanley are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to Barrow Hanley.

Under the new sub-advisory agreement, Barrow Hanley makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Barrow Hanley discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The new sub-advisory agreement is dated September 15, 2021 and has an initial term ending September 15, 2023. Thereafter, the continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.

For its services to the Fund under the sub-advisory agreement, Barrow Hanley receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to Barrow Hanley. As a result of the addition of Barrow Hanley as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund decreased by 1 basis point from 60 basis points to 59 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2022.

Additional Information about Barrow Hanley

Barrow Hanley is located at 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201. Barrow Hanley is registered with the SEC as an investment adviser. Barrow Hanley is a limited liability company organized and existing under the laws of the State of Delaware and an indirect majority-owned affiliate of Perpetual Limited, a publicly traded company.

Listed below is the name and principal occupation of the portfolio manager responsible for the day-to-day management of the Fund’s assets allocated to Barrow Hanley. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Barrow Hanley, is the same as that of Barrow Hanley.

Name	Title
Rand Wrighton, CFA	Senior Managing Director
T.J. Carter, CFA, CPA	Managing Director

Comparable Funds

Barrow Hanley currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations International Equity Fund.

Payments of Commissions to Affiliated Brokers

During the Fund’s most recently completed fiscal year ended February 28, 2021, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.

Purchases of Barrow Hanley’s Securities by the Trustees

As of September 15, 2021, no Trustee of Barrow Hanley or the Trust has purchased or sold any securities of the current or former parent entities of Barrow Hanley.

OTHER INFORMATION

Adviser

Brinker Capital Investments, LLC. serves as Adviser of the Fund and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

The Trust’s distributor, Foreside Fund Services, LLC, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.